Filed Pursuant to Rule 424(b)(3)

File No. 333-254472

NUVEEN PREFERRED & INCOME SECURITIES FUND (NYSE: JPS)

(THE “FUND”)

SUPPLEMENT DATED SEPTEMBER 30, 2022

TO THE FUND’S STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

DATED MARCH 18, 2021, AS SUPPLEMENTED

1.

The section of the Fund’s SAI entitled “The Fund’s Investments – Segregation of Assets” is hereby deleted in its entirety. As a general matter, to the extent the SAI otherwise discusses the Fund’s obligation to segregate assets with respect to its investments in derivative instruments, such disclosure is hereby deleted and, instead, the Fund will comply with the applicable investment limitations and requirements of Rule 18f-4 under the 1940 Act.

2.	Additionally, the second paragraph under the section of the SAI entitled “The Fund’s Investments – Derivatives” is hereby deleted and replaced with the following:

The use of derivative instruments is subject to applicable regulations of the SEC, the CFTC, various state regulatory authorities and, with respect to exchange-traded derivatives, the several exchanges upon which they are traded. Under Rule 18f-4 under the 1940 Act, a registered investment company’s derivatives exposure, which includes short positions for this purpose, is limited through a value-at-risk test and Rule 18f-4 requires the adoption and implementation of a derivatives risk management program for certain derivatives users. However, subject to certain conditions, limited derivatives users (as defined in Rule 18f-4) are not subject to the full requirements of Rule 18f-4. Rule 18f-4 could limit the Fund’s ability to engage in certain derivatives transactions and/or increase the costs of such derivatives transactions, which could adversely affect the value or performance of the Fund. Moreover, there may be asset coverage requirements for certain arrangements. In order to engage in certain transactions in derivatives, the Fund may be required to hold offsetting positions or to hold cash or liquid securities in a segregated account or designated on the Fund’s books. Changes in the value of a derivative may also create margin delivery or settlement payment obligations for the Fund. In addition, the Fund’s ability to use derivative instruments may be limited by tax considerations.

3.	The disclosure under the section of the SAI entitled “Net Asset Value” is hereby deleted and replaced with the following:

The Fund’s NAV is determined as set forth in its Prospectus under “Net Asset Value.” Notwithstanding anything to the contrary in the Prospectus, the Fund’s determination of NAV will comply with Rule 2a-5 under the 1940 Act.

PLEASE KEEP THIS WITH YOUR

FUND’S SAI FOR FUTURE REFERENCE